Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated July 13, 2020 which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the consolidated financial statements of Banner Midstream Corp. and its subsidiaries which appears in this Amendment No. 1 to Registration Statement on Form S-1.

/s/ RBSM LLP

New York, New York

July 23, 2020